Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-67012

LIPID SCIENCES, INC
Prospectus Supplement
dated
March 6, 2002
to
NZ CORPORATION

JOINT PROXY STATEMENT/ PROSPECTUS

LIPID SCIENCES, INC.
dated
November 8, 2001

         In connection with the merger of Lipid Sciences, Inc., a privately held company, into NZ Corporation (now known as Lipid Sciences, Inc.), each beneficial owner of NZ common stock, as of November 28, 2001, may qualify to receive additional shares of surviving corporation common stock. In order to qualify to receive additional shares, if any, an NZ stockholder must, by April 30, 2002, take whatever action necessary to become the direct registered owner of his, her or its shares of surviving corporation common stock. As soon as practicable following April 30, 2002, Lipid Sciences will issue to each NZ stockholder who has perfected his, her or its right to receive additional shares, if any, certificates evidencing one right for each share of NZ common stock held by such NZ stockholder. The rights will not be transferable, assignable, subject to pledge or otherwise alienable, and the registered holder of such rights will forfeit the number of rights equal to the number of shares of NZ common stock sold or otherwise transferred by such holder during the “holding period,” which is the period commencing on November 28, 2001 and ending on November 29, 2003. Any right that is forfeited, from that time, will be null and void and have no further force or effect.